Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into effective as of July 5, 2024 (the “Effective Date”), by and between Core & Main LP a Florida limited partnership (the “Company”) and Michael G. Huebert (the “Executive”) (collectively the Company and the Executive are referred to as the “Parties”).

WHEREAS, the Parties desire to enter into an employment agreement which shall memorialize the terms and conditions of the Executives employment, and

WHEREAS, this Agreement supersedes all prior agreements or understandings regarding the terms of the Executives’s employment with the Company, whether written or otherwise;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Services and Duties. The Executive shall, pursuant to the terms of this Agreement, be employed by the Company as its President and shall report to the Company’s Chief Executive Officer (“CEO”). Executive’s anticipated first date of employment is July 22, 2024. The Executive shall have no other employment and no other business ventures which are undisclosed to the Board of Directors of Core & Main, Inc. (the “Board”) or which conflict with the Executive’s duties under this Agreement. The Executive’s responsibilities shall include such responsibilities, duties, and authority as are customary for the Executive’s position, and may have such additional duties and responsibilities as may be assigned to the Executive by the CEO or the Board. The Executive shall carry out the duties and responsibilities hereunder in good faith in a diligent, competent and professional manner, consistent and in compliance with all applicable federal and state laws and regulations and Company policies and to the best of the Executive’s ability in a manner he reasonably believes is in the best interests of the Company.

2. Term of Employment. The Executive’s employment with the Company pursuant to this Agreement shall be for an indefinite term commencing as of the Effective Date and shall be treated as “at-will” employment, subject to termination by either the Company or the Executive as provided for in Section 6. The period of the Executive’s employment with the Company pursuant to this Agreement is referred to herein as the “Term.”

3. Location. The Executive shall be employed by the Company in a remote position; provided, however, that the Executive may be required to travel for business purposes in connection with the Executive’s duties and responsibilities under this Agreement.

4. Compensation

a.Base Salary. In consideration of the Executive’s full and faithful satisfaction of the Executive’s duties under this Agreement, the Company agrees to pay the Executive an annual base salary in the amount of Four Hundred Fifty Thousand Dollars ($450,000) (the “Base Salary”), paid in accordance with the Company’s regular payroll schedule as in effect from time to time and subject to all applicable tax and other permitted withholdings. The Executive’s Base Salary may be reviewed and adjusted from time to time by the Board or by the Talent and Compensation Committee of the Board (the “Compensation Committee”).

b.Annual Bonus. The Executive shall be eligible to receive an annual bonus under the terms of the Company’s annual MICP bonus plan (the “Bonus Plan”) as may be in effect from time to time. The Executive’s target bonus for these purposes is equal to seventy-five percent (75%) of the Executive’s Base Salary in effect for the year for which the bonus is paid. The actual amount payable as a bonus is determined based on the terms and conditions of the Bonus Plan document, and by reference to such performance metrics as are established for the relevant year. Performance metrics are established by the Compensation Committee and information regarding such performance metrics will be communicated generally during the first quarter of the year. Please note the following: the amount of the bonus payable for any particular year will be determined on the basis of the terms and conditions established for such year by the Compensation Committee; the terms of the Bonus Plan are subject to modification by the Compensation Committee or the Board at any time and from time to time; the Company is under no obligation to continue the Bonus Plan or to establish a different annual bonus or annual incentive plan if the Bonus Plan is terminated; under the terms of the Bonus Plan as currently in effect, it is possible that, based on performance, the actual amount payable as an annual bonus may be less than the target described above, and there may be no bonus payable at all if performance is not achieved at a required threshold level; and to be eligible to receive the bonus payable under the Bonus Plan, the Executive must be employed by the Company through the date of payment (which is generally during the second calendar quarter following the year for which such bonus is payable).
c.Equity Incentive. Subject to the approval of the Compensation Committee, the Executive shall receive the Awards listed on Exhibit A attached hereto and incorporated herewith, in accordance with the terms set forth in the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) and further subject to the terms and conditions set out in the award agreements, the forms of which are attached hereto as Exhibits B and C. Future Awards under the Equity Incentive Plan may be made to the Executive, but any such Awards are made at the discretion of the Compensation Committee and the grant of the Awards described above is not a guarantee that future Awards under the Equity Incentive Plan will be made.

5. Benefits and Perquisities.

a.Employee Benefits. The Executive shall be eligible to participate in all employee benefit plans made available generally to the Company’s employees and those benefit plans that are available to the Company’s executives, subject to the applicable limitations and requirements imposed by the terms and conditions of the governing plan documents for such plans. The Company reserves the right to modify any of its employee benefit plans from time to time and to terminate such plans at any time, subject to any limitations imposed by law on such actions.

b.Paid Time Off. The Executive shall be eligible to participate in the paid time off policy generally applicable to the Company’s employees, as in effect from time to time.

c.Reimbursement of Expenses. The Company shall reimburse the Executive for any expenses reasonably incurred by the Executive during the Term, in furtherance of the Executive’s duties hereunder, including business travel, meals and accommodations, upon submission by the Executive of such evidence as may be required under the terms of the Company’s business expense reimbursement policy as in effect from time to time.

d.Executive Car Program. Executive will be eligible to participate in the Company’s executive car program, pursuant to which the Company will purchase or lease a car of Executive’s choosing for use by the Executive during his employment with the Company, with a total amount of up to or equal to $80,000, not including taxes, delivery and other fees. If Executive chooses a vehicle that costs more than $80,000, Executive is responsible for any additional amount.
6.     Termination of Employment

a.Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time; subject to providing to the Executive 30 days’ advance notice of such termination. Notwithstanding the foregoing, the Company may terminate the Executive’s employment without Cause without such advance notice; provided, however, that the Company shall pay to the Executive the Executive’s Base Salary, as then in effect, for the period such advance notice requirement exceeds the period of actual notice of the Executive’s termination.
b.Death or Disability. The Executive’s employment shall terminate immediately upon the Executive’s death. The Executive’s employment may also be terminated by the Company in the event of the Executive’s Disability. For these purposes, “Disability” means the Executive is eligible for disability benefits under the Company’s long-term disability plan; provided, however, that if there is no such plan in effect, Disability means that the Executive is unable to perform the Executive’s duties under the terms of this Agreement, with or without a reasonable accommodation for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of not less than twelve (12) months.

c.Termination for Cause. The Company may terminate the Executive’s employment for Cause without any advance notice except as expressly provided for in this Section 6(d). For these purposes, “Cause” means any of the following:

i.The Executive’s commission, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude;
ii.The Executive's commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the Company;
iii. The Executive’s material and persistent failure to perform Executive's lawful duties or responsibilities under the terms of this Agreement (other than by reason of disability);
iv.The Executive’s refusal to comply with any lawful policy of the Company;
v.The Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of Executive's lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company;
vi.The Executive’s breach of any fiduciary duty owed to the Company;
vii.The Executive’s material violation or breach of any restrictive covenant or any material term of this Agreement; or
viii.The Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company.
Notwithstanding the foregoing, Cause for the Executive’s termination of employment shall not exist with respect to any of the above matters to the extent the situation is reasonably susceptible to cure (as determined at the discretion of the Board) unless the Company has provided the Executive with written notice detailing the event constituting Cause within thirty (30) days of the Company obtaining knowledge of such event, and the Executive fails to cure such condition within fifteen (15) days of the Executive’s receipt of such notice.

d.Resignation by the Executive. The Executive may resign at any time without Good Reason (as defined below); subject to provision to the Company of 60 days’ advance notice of such termination.
e.Resignation by the Executive for Good Reason. The Executive may resign for “Good Reason” in the following circumstances:
i.The Company materially reduces the Executive’s Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company where such reduction does not represent a greater than ten percent (10%) reduction);
ii.The Company materially reduces the percentage of Base Salary that constitutes the Executive’s Target Bonus;

iii.The Company materially reduces the Executive’s duties, authorities and responsibilities; or
iv.The Company requires that the Executive report to a different principal work location that increases the Executive’s commute by more than fifty (50) miles.
Notwithstanding the foregoing, in no event shall the Executive’s resignation be deemed to be for Good Reason unless the Executive provides the Company with written notice of the condition claimed to constitute Good Reason for the Executive’s resignation within thirty (30) days of the initial existence of such condition, the Company must have failed to correct such condition within thirty (30) days of the Company’s receipt of the aforementioned written notice and the Executive must then resign and separate from employment no later than ninety (90) days following the initial existence of the condition that is claimed to constitute Good Reason for the Executive’s resignation.

f.Obligations of the Executive on Termination of Employment. In addition to the post-termination covenants described in Section 8 of this Agreement, the Executive shall, following any termination of employment with the Company:

i.Return to the Company all property of the Company in the Executive’s possession and shall take appropriate measures to return or destroy any files or confidential information in the Executive’s possession that may be in electronic form; and
ii.Resign each position (if any) that the Executive then holds as an officer or director of the Company and any affiliate of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
7. Compensation Payable Following Termination of Employment.
a.Accrued Obligations. In the event of any termination of employment, the Executive shall be entitled to: (i) all amounts of unpaid Base Salary through the date of termination; (ii) benefits or payments from any Company sponsored employee benefit plan, in accordance with the terms and conditions of the governing plan documents; and (iii) reimbursement of any unpaid business related expenses incurred prior to the Executive’s termination of employment, provided the Executive has complied with the requirements for such reimbursements under the terms of the Company’s business expense reimbursement policy (collectively, the “Accrued Obligations”). For purposes of clarity and avoidance of doubt, only the Accrued Obligations will be paid to the Executive in the event of the Executive’s termination of employment under any circumstances other than a termination by the Company without Cause or a resignation for Good Reason, including where the termination of employment is due to the Executive’s death or Disability. Nothing in this Section 7(a), however, shall be interpreted to deny payment to the Executive of any death or disability benefits that are provided for under the Company’s employee benefit plans.
b.Termination by the Company without Cause or Resignation by the Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in addition to the Accrued Obligations, the Company shall provide to the Executive the continuation of the Executive’s Base Salary, paid in accordance with the Company’s regular payroll schedule, commencing as soon as practicable following the date the Release (as defined below) becomes irrevocable (with the first such payment including any amounts that would have been paid had the Executive’s Base Salary continued following the Executive’s termination of employment without interruption pending the Release being executed and becoming irrevocable) and payable for a period of 12 months (the “Severance Pay”), subject to the Executive executing a release of claims in a form determined by the Company to be acceptable (the “Release”) and the Release, thereafter, becoming irrevocable pursuant to its terms. For purposes of clarity and avoidance of doubt, if the Company does not receive the Release within the specified deadline for its execution, the Executive shall not be entitled to any of the Severance Pay.
8. Covenants. Executive’s employment is conditioned upon his execution of the Protective Covenants Agreement in substantially the form attached hereto as Exhibit D (the “PCA”). In the event the Executive violates any of his obligations set forth in the PCA, any unpaid Severance or separation benefits shall terminate.
9. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company to (i) a successor by merger, (ii) purchasers of substantially all of the assets of the Company or its affiliates, or (iii) in connection with any other acquisition, reorganization or restructuring of the Company.
10. Code Section 409A. In general, it is intended that all compensation provided for under the terms of this Agreement be exempt from Code Section 409A by reason of the “short-term deferral” and “separation pay” exemptions found in Treasury Regulation Sections 1.409A-1(b)(4) and (9) (or any successor to such exemptions). Notwithstanding the foregoing, however, if any payments are deemed to be a form of nonqualified deferred compensation for purposes of Code Section 409A, the Parties intend that such compensation arrangements be structured so as to comply with the requirements of Code Section 409A and shall make reasonable efforts to cause such arrangements to comply with Code Section 409A. In this regard, all payments that are deemed to be subject to Code Section 409A will be considered to be separate payments and not a form of installment payments, any such payments that are triggered by a termination of employment will be paid when there has been a “separation from service”
(as that phrase is used for purposes of Code Section 409A), and no such payments will be subject to offset by any other amount unless otherwise permitted by Section 409A. Whenever a payment that is subject to Code Section 409A has a specified payment date, payment will be made at such time as is deemed to be a timely payment for purposes of Code Section 409A and any discretion as the time of payment will be exercised solely by the Company.

If the Executive is a “specified employee” within the meaning of Code Section 409A at the time of his or her “separation from service”, then any payments that are triggered by such separation from service that would otherwise be payable within the six (6) month period following the separation from service will be paid in a lump sum on the date that is the first day of the calendar month following the six (6) month anniversary of the Executive’s separation from service.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (C) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (D) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, shall be for expenses incurred during the Executive’s lifetime. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

11. Code Section 280G.

a.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary (including the Equity Incentive Plan), if there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.
b.Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in good faith in writing by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this Section 11(b).
c.Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Company shall, upon request of the Executive, submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the parties shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.
12. General Provisions.

a.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following electronic via fax or email delivery, or the third (3rd) business day after mailing by FedEx or UPS to:

To the Company

Core & Main LP
Attn: Stephen O. LeClair
1830 Craig Park Court
St. Louis, MO 63146

With a copy to:

Core & Main LP

Attn: General Counsel
1830 Craig Park Court
St. Louis, MO 63146

To the Executive:

Michael Huebert
6583 Baronscourt Loop
Dublin, OH 43016

At the address shown in the Company’s personnel records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

(c)Entire Agreement. This document, together with the attachments hereto, the indemnification agreement to be entered into by and between Executive, the Company and certain other affiliates, and all restrictive covenants in any and all agreements between the Executive and the Company or any of the Company’s affiliates constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and to the compensatory arrangements between the Company and the Executive and supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, or prior drafts or representations by or between the parties, written or oral.

(d)Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement, with the possible exception of the Board. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)Dispute Resolution. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL FOR ANY SUCH DISPUTES, CONTROVERSIES OR CLAIMS. In the event of any dispute arising under or including any provisions of this Agreement, the Executive and the Company agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. Disputes between the Parties that may not be subject to pre-dispute arbitration agreement as provided by an Act of Congress are excluded from the coverage of this Agreement. The arbitration shall be conducted in St. Louis, Missouri by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules. A neutral arbitrator (the “Arbitrator”) shall be selected by both parties, and shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of Utah; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under this Agreement or applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties in accordance with said applicable law, and any disputes in that regard will be resolved by the Arbitrator. The decision of the Arbitrator shall be final and binding on the parties.

(g)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Missouri without giving effect to principles of conflicts of law of such state.

(h)Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(i)Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j)Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k)Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(l)This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between the Executive and the Company, the terms of this Agreement shall control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first written.

CORE & MAIN LP	EXECUTIVE

By: /s/ Stephen O. LeClair	By: /s/ Michael G. Huebert
Name: Stephen O. LeClair	Name: Michael G. Huebert
Title: Chair and CEO

Exhibit A

Terms of Equity Awards

Equity grants referenced below are subject to the approval of the Talent and Compensation Committee, with such conditions as the Committee may approve.

1.One time discretionary equity grant valued at $1,000,000 (using the methodology described below) with a mix of 50% RSUs and 50% Stock Options and subject to a two-year ratable vesting schedule to align with Executive’s first day of employment. The number of RSUs will be determined by dividing $500,000 by the per share closing price on the New York Stock Exchange (the “Exchange”) of Core & Main, Inc. Class A Common Stock, par value $0.01 per share (the “Common Stock”) on Executive’s first day of employment and rounding up to the nearest number divisible by two, and the number of shares subject to the Stock Option being determined by dividing $500,000 by the fair value of an Option for one share of Common Stock computed as of the Executive’s first day of employment (utilizing an exercise price equal to the per share closing price of the Common Stock on Executive’s first day of employment), with the resulting being rounded up to the nearest whole number divisible by two.

2. 2024 annual equity grant valued at $675,000 with a mix of 25% RSUs and 75% Stock Options (using the methodology described below) and subject to a three year ratable vesting schedule to align with executive leadership vesting beginning in March 2025. The number of RSUs will be determined by dividing $168,750 by the per share closing price on the Exchange of the Common Stock on Executive’s first day of employment and rounding up to the nearest number divisible by three, and the number of shares subject to the Stock Option being determined by dividing $506,250 by the fair value of an Option for one share of Common Stock computed as of Executive’s first day of employment (utilizing an exercise price equal to the per share closing price of the Common Stock on Executive’s first day of employment), with the resulting being rounded up to the nearest whole number divisible by three.

Exhibit B

Form of RSU Award Agreement

See attached.

Form of
Participant Restricted Stock Unit Agreement
This Participant Restricted Stock Unit Agreement (the “Agreement”), by and between Core & Main, Inc., a Delaware corporation (the “Company”), and the Participant whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Participant in accordance with Section 6(q). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
WHEREAS, the Company has adopted the Plan to provide equity-based incentive awards to eligible employees and service providers to encourage them to maintain shareholder value, act consistent with the interest of the Company’s shareholders, deliver outcomes and/or continue in the service of the Company and the Subsidiaries; and
WHEREAS, the Participant’s participation in the terms of the Plan and this Agreement through acceptance of Restricted Stock Units is entirely voluntary, and is not a term and/or condition of employment, and is not compensation for services rendered, but is instead an award granted on a discretionary basis to align the Participant’s interests with those of the Company’s shareholders and is an award that the Participant is free to decline at the Participant’s discretion.
Section 1.Grant of Restricted Stock Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the date set forth on Exhibit A hereto (the “Grant Date”), of the number of Restricted Stock Units set forth on Exhibit A hereto. This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
The Participant acknowledges and recognizes that an important purpose of this Agreement is to align the interests of the Participant with those of the shareholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s shareholders if the Participant is going to be allowed the opportunity to participate in the financial rewards that result from this Agreement and their relationship to the value of equity participation in the Company. In addition, the Participant acknowledges that an ancillary purpose consistent with protecting the interests of the shareholders arises with respect to the Participant because the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about the Company and one or more of the Subsidiaries’ businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and one or more of the Subsidiaries. Accordingly, in consideration of the receipt of the Restricted Stock Units, the Participant agrees to be bound by the covenants set forth in Exhibit B to this Agreement (the “Commitment to Avoid Competitive Activities Agreement”). The Participant further affirms and understands that he or she shall be required to comply with such restrictive covenants for the periods provided in the Commitment to Avoid Competitive Activities Agreement, to the extent permitted by applicable law, even if the Participant has not vested in or has forfeited all of the Restricted Stock Units. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which the Participant and the Company or any of its Subsidiaries are or hereafter become parties. The Participant acknowledges and agrees that the Company would not have entered into this Agreement and issued Restricted Stock Units under this Agreement if the Participant did not agree to these covenants. The Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of competitive activities provided for in Exhibit B is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s shareholders.
Section 2.Vesting of Restricted Stock Units.
(a)Vesting. Except as otherwise provided in this Section 2, the Restricted Stock Units shall become vested, if at all, in the percentage(s), and on the vesting date(s) set forth on Exhibit A hereto (each, a “Vesting Date”), subject to the continued employment of the Participant by the Company or any Subsidiary thereof through such date. Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.
(b)Effect of Termination of Employment.
(i)If the Participant’s employment is terminated by reason of the Participant’s death or Disability (such termination, a “Special Termination”), all outstanding unvested Restricted Stock Units shall immediately vest, as of the date of such Special Termination. Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.
(ii)Qualifying Retirement. If the Participant’s employment is terminated by reason of the Participant’s Qualifying Retirement (as defined below), at any time before all of the Participant’s Restricted Stock Units have fully vested, all outstanding unvested Restricted Stock Units that were granted at least six (6) months prior to the date of such termination shall immediately vest and be settled as provided in Section 3 of this Agreement. Any unvested Restricted Stock Units that do not vest in accordance with this Section 2(b)(ii) shall be forfeited immediately upon such termination. “Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 62 and completed at least 10 years of employment with the Company or a Subsidiary. Any Other Reason. Upon termination of the Participant’s employment for any reason other than a Special Termination (whether initiated by the Company or by the Participant), any unvested Restricted Stock Units shall be forfeited and canceled effective as of the date of such termination.
(c)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Restricted Stock Units shall be governed by Article XIV of the Plan.
(d)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.
(e)No Other Accelerated Vesting. The vesting and settlement provisions set forth in this Section 2, or in Section 3, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Restricted Stock Units and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.
Section 3.Settlement of Restricted Stock Units.
(a)Timing of Settlement. Subject to Section 6(a), any outstanding Restricted Stock Units that became vested in accordance with the terms of this Agreement shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within 30 days following the date of vesting (each such date, a “Settlement Date”).
Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of shares of Company Common Stock on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).
(b)Mechanics of Settlement. On each Settlement Date, the Company shall electronically issue to the Participant one whole share of Company Common Stock for each Restricted Stock Unit that then became vested (except as provided in Section 6(a)), and, upon such issuance, the Participant’s rights in respect of such Restricted Stock Unit shall be extinguished. In the event that there are any fractional Restricted Stock Units that became vested on such date, such fractional Restricted Stock Units shall be settled through a cash payment equal to the portion of Restricted Stock Unit multiplied by the Fair Market Value of the Company Common Stock on such Settlement Date. No fractional shares of Company Common Stock shall be issued.
Section 4.Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Employee may not sell the shares of Company Common Stock acquired upon settlement of the Restricted Stock Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Participant may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
Section 5.Restriction on Transfer; Non-Transferability of Restricted Stock Units. The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than, upon the Participant’s death, by designation of a beneficiary pursuant to Section 6(o), will or by the laws of descent and distribution to the estate of the Participant. Any purported transfer in violation of this Section 5 shall be void ab initio.
Section 6.Miscellaneous.
(a)Tax Withholding. The Company or one of the Subsidiaries shall require the Participant to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the Restricted Stock Units and the related issuance of shares of Company Common Stock. Accordingly, unless the Company determines otherwise, (i) except as set forth in clause (ii) of this Section 6(a), with respect to all withholding obligations in connection with the Restricted Stock Units, the Company shall retain a number of shares of Company Common Stock issuable in respect of the Restricted Stock Units then vesting or issued that have an aggregate Fair Market Value as of the applicable date equal to the amount of such taxes required to be withheld, not to exceed the amount necessary to avoid liability award accounting (plus any additional withholding amount resulting from imputed income to the Participant resulting from such withholding, if applicable), and the number of shares of Company Common Stock to be issued in respect of the Restricted Stock Units shall thereupon be reduced by the number of shares of Company Common Stock so retained (ii) with respect to any Federal Insurance Contributions Act (FICA) withholding amounts the Company determines to be due as a result of the Participant having met the qualifications for a Qualifying Retirement, at such time or times as determined by the Company in its discretion, the Company or its Subsidiary shall, to the extent permitted by applicable law and the Code, withhold an amount in cash (through payroll deduction or otherwise) from Participant’s salary (or any other amount owed by the Company or its Subsidiaries to the Participant) equal to the Company’s estimate of such FICA withholding obligation, not to exceed the amount necessary to avoid liability award accounting. The Company, in its discretion, may, as an alternative to the withholding methods described in the preceding portion of this Section 6(a), permit or require the Participant to satisfy all such withholding obligations by another means, including by remitting cash to the Company in an amount sufficient to satisfy all or any portion of the relevant taxes required to be withheld. No method of withholding that would violate any financing instrument of the Company or any of the Subsidiaries shall be permitted.
(b)Dividend Equivalents. Unless otherwise determined by the Administrator, in the event that the Company pays any ordinary dividend in cash on a share of Company Common Stock following the Grant Date and prior to an applicable Settlement Date, there shall be credited to the account of the Participant in respect of each outstanding Restricted Stock Unit an amount equal to the amount of such dividend. The amount so credited shall be deferred (without interest, unless the Administrator determines otherwise) until the settlement of such related Restricted Stock Unit and then paid in cash but shall be forfeited upon the forfeiture of such related Restricted Stock Unit.
(c)Authorization to Share Personal Data. The Participant authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.
(d)No Rights as Stockholder; No Voting Rights. Except as provided in Section 6(b), the Participant shall have no rights as a stockholder of the Company with respect to any shares of Company Common Stock covered by the Restricted Stock Units prior to the issuance of such shares of Company Common Stock.
(e)No Right to Awards. The Participant acknowledges and agrees that the grant of any Restricted Stock Units (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and the Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of the Subsidiaries to offer any Restricted Stock Units or other Awards in the future.
(f)No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.
(g)Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(h)Forfeiture of Awards. The Restricted Stock Units granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Participant or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(i)Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company website or other electronic delivery.
(j)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(k)Waiver; Amendment; Notice.

(i)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Participant and the Company.
(iii)Notice. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Company’s General Counsel at his principal office location, with a copy to the Company’s Chief Human Resources Officer at her principal office location, or to the Participant at the Participant’s principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two (2) days after it is issued.
(l)Assignability. Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party.
(m)Applicable Law; Venue. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference) that can be pursued or enforced in a court of law, shall be brought in the U.S. District Court for the District of Delaware or in any other court of competent subject matter jurisdiction located in the State of Delaware. The Company and the Participant, each hereby submits to the exclusive jurisdiction of the courts of proper subject matter jurisdiction located in Delaware (the “Chosen Venue”), consents to the exercise of personal jurisdiction over them by such courts, and irrevocably waives (a) any objections which they may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement that can be pursued in a court of law in the Chosen Venue; and (b) any claim that any such suit, action, or proceeding brought in the Chosen Venue has been brought in any inconvenient forum.

(n)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(n).
(o)Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
(p)Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(q)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(r)Acceptance of Restricted Stock Units and Agreement. The Participant has timely indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company on Exhibit A hereto (or as otherwise instructed by the Company in writing or via the Participant’s stock plan portal). The Participant acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Restricted Stock Units under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Restricted Stock Units is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

(s)Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

Exhibit A to
Participant Restricted Stock Unit Agreement

Participant:

Grant Date:*
Vesting Commencement Date:
Restricted Stock Units granted hereby:*

Vesting Date	Percentage of RSUs Vesting on such Vesting Date
1st anniversary of Vesting Commencement Date	33.33%
2nd anniversary of Vesting Commencement Date	33.33%
3rd anniversary of Vesting Commencement Date	33.33%

* Important Notice to Participant: Pursuant to Section 6(r) of this Agreement, this grant of Restricted Stock Units is conditioned upon the Participant’s timely acceptance of the terms of this Agreement. Accordingly, unless the Participant affirmatively accepts this Award within 90 days of the Grant Date (as specified in the Participant’s personal Fidelity portal) or another time period directed by the Company to the Participant in writing (or in the Participant’s personal Fidelity portal), this Agreement shall be void ab initio and the Participant shall not be entitled to receive the Restricted Stock Units and shall have no rights under this Agreement whatsoever.

Exhibit B to
Participant Restricted Stock Unit Agreement
Commitment to Avoid Competitive Activities
Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Participant Restricted Stock Unit Agreement to which this Commitment to Avoid Competitive Activities Agreement is attached.
The Participant acknowledges that as an individual being presented with the opportunity to share in the growth and value of the Company through RSUs, it is important to avoid certain activities that would be detrimental to the Company’s business and its potential value to shareholders while engaged to provide services to Core & Main LP (“CMLP”) or any other Subsidiary and for a reasonable period of time thereafter. The Participant agrees that it is reasonable for the Company to require a commitment from the Participant of this nature to allow the Participant to participate in the Plan and retain the benefits of the RSUs. Accordingly, the Participant agrees that any activity or conduct by the Participant that violates one of the restrictions or obligations provided for in Sections 1 and 3 of this Exhibit B (the “Restrictive Covenants”) will be considered a Competitive Activity violation.
Section 1    Confidential Information.
1.1    The Participant will honor all agreements with CMLP, the Company and/or any of the Company’s other Subsidiaries (collectively, the “Company Group”) regarding maintaining the confidentiality of information that qualifies as contractually protected “Confidential Information”, protect and preserve the value of the Company Group’s trade secrets and proprietary information to the Company Group (irrespective of whether same is also covered by the contractual definition of Confidential Information), and comply with the Company Group’s policies and directives regarding the handling of the Company Group’s records, files, computer system access, materials and property at all times. To the extent the Participant is not otherwise subject to another contractual agreement with the Company Group covering Confidential Information, the Participant agrees that until such time as the Confidential Information is readily available publicly (other than as a result of disclosure by the Participant), the Participant shall not disclose Confidential Information to any person or use, copy, download, upload or transfer any Confidential Information, whether or not created in whole or in part by the efforts of the Participant, and regardless of whether the Participant is still employed by the Company Group. The Participant will only disclose or use, copy, download, upload or transfer such Confidential Information as is required by law or as necessary in the performance of the Participant’s duties on behalf of the Company Group. If Participant is subject to another contractual agreement that defines what constitutes the Company’s “Confidential Information”, that definition shall control. Absent such a controlling definition, it is understood “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company Group’s businesses that Participant acquires or gains access to during their employment that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, Confidential Information is understood to include: (1) trade secrets; (2) any information Participant has reason to know that the Company Group treats as confidential for any purpose; (3) unpublished financial records; (4) all business plans and marketing strategies; (5) information concerning existing and prospective markets, suppliers and customers; (6) information concerning the development of new products, services or promotional lines; (7) technical and nontechnical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; (8) sales information or events; (9) customer account information; (10) vendor pricing agreements; (11) marketing and forecasting information and strategies; and (12) unpublished pricing, proposals, plans, including fees, costs and pricing structures, underlying pricing-related variables such as costs, volume discounting options, and profit margins; and (13) and information concerning existing and prospective clients, distributors, agents, suppliers and customers and other information related thereto.
1.2    The Participant’s obligations under this Section 1 are indefinite in term until such time as such Confidential Information has become public knowledge other than as a result of Participant’s breach of this Section 1 or breach by those acting in concert with Participant or on Participant’s behalf; provided, however, if applicable law requires a time limit to be place on the restrictions in Section 1 for the restriction to enforceable, then this restriction on Participant’s use of Confidential Information that is not a trade secret will expire two (2) years after Participant’s employment or other association with the Company Group ends. This time limit will not apply to Confidential Information that qualifies as a trade secret as trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.
Section 2    Return of Company Property.
2.1    The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation: memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company, and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company request and in any event upon the termination of the Participant’s employment with the Company Group. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company request.
Section 3    Noncompetition and Nonsolicitation.
3.1    Avoidance of Competition and Other Competitive Acts During Engagement.
While employed or otherwise engaged as an individual to provide services to the Company Group (as an employee, consultant, or otherwise), the Participant will comply with each of the restrictions and obligations below.

a.    The Participant will comply at all times with the Participant’s duty of loyalty to the Company Group as an employee or agent of the Company Group placed in a position of special trust and confidence which shall be understood to include, but not be limited to,
(i) an obligation not to engage or participate in the business of, or become employed with a Competitor as an employee, owner, member, partner, consultant, director or otherwise, without the express written consent of the Company Group,
(ii) an obligation not to interfere with or otherwise knowingly cause harm to the Company Group’s ongoing or prospective business relationship with a Company Group employee, consultant or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company Group or that the Company Group has a reasonable expectation of doing business with, and
(iii) and to inform the Company Group of business opportunities that fall within the Company Group’s lines of business and not pursue them for personal gain separate from the Company Group without the Company Group’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company Group policies.
    b.    The Participant will not knowingly participate in or pursue activities that harm the value of the Company Group’s intellectual property and will honor all agreements with the Company Group concerning the ownership and protection of proprietary works and intellectual property. The Participant will be responsible for understanding, complying with, and implementing the Company Group’s confidential and proprietary information policies and guidelines published by the Company Group as they apply to the Participant’s position and area of accountability at the Company Group.
    c.    The “Business” of the Company Group is the distribution of water, sewer, storm drainage, fire protection, and geosynthetics products and related services (each individually a “line of Business”). The Company Group competes directly with persons and entities engaged in the Business on a local and national scope. The term “Competitor” means any person or entity engaged in the developing, marketing or selling of any product(s) or service(s) the Company Group is developing, marketing or selling or has plans to develop, market or sell at the time of the Participant’s termination of employment, in which the Participant had involvement or about which the Participant was provided Confidential Information during the last two years of their employment with CMLP or any other Subsidiary (or such shorter period of time as Participant is employed)(the “Look Back Period”). For avoidance of doubt, if the Participant is a senior officer of CMLP or any other Subsidiary, it is presumed the Participant was provided Confidential Information about all of the Company Group’s lines of business.
3.2.    Avoidance of Competition and Other Detrimental Acts After Vesting.
The Participant will comply with the following restrictions for a period of one (1) year after Participant’s employment or other services engagement with CMLP or any of the

Subsidiaries end, or a period of four years after all Restricted Stock Units covered by this Agreement have fully vested, whichever period ends earlier (“Restricted Period”):
    a.    Noncompete. The Participant will not, anywhere within the Territory, directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Competitor: (i) provide, supervise or manage services that are the same as or similar in function or purpose to the services the Participant provided to the Company Group during the Look Back Period; (ii) assist in the development or improvement of a competing product or service; or (iii) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor. The term “Territory” as used in this Exhibit B will depend upon Participant’s position as follows: (x) if Participant is in a position where Participant’s responsibilities are not geographically limited to an assigned location or territory or where Participant is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, senior management positions, administrative leadership positions, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (y) if Participant is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Participant during the Look Back Period; and (z) in the event that neither (x) or (y) apply, then the Territory is the county or counties that Participant performed services in or on behalf of the Company Group during the Look Back Period.
b.    Worker Nonsolicit. The Participant will not, directly or indirectly through providing assistance to others, knowingly: (i) participate in soliciting or communicating (verbally, electronically, or in other written form) with a Covered Worker for the purpose of persuading the Covered Worker to go to work for a Competitor or to end or modify the Covered Worker’s relationship with the Company Group, or (ii) assist a Competitor in efforts to hire a Covered Worker away from the Company Group. A “Covered Worker” means an employee or individual worker engaged as an independent contractor of Company Group that the Participant works with, gains knowledge of or is provided Confidential Information about in the Look Back Period. A worker who resigns will continue to be considered a Covered Worker for a period of six months after the worker’s employment or other engagement with the Company Group ends except where doing so would make this restriction unenforceable.

    c.     Customer Nonsolicit. The Participant will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of (or for the benefit of) a Competitor: (i) solicit, assist in soliciting, or facilitate the solicitation of, competing business from a customer of the Company Group that the Participant had material contact or involvement with or was provided Confidential Information about during the Look Back Period (“Covered Customer”); or (ii) interfere with the Company Group’s business relationship with any such Covered Customer. Material interaction is presumed present if Participant participated in or supervised communications with the customer (other than through mass mailings or cold calls) or received commissions, bonuses, or other beneficial credit or attribution for business done with the customer. Unless it would make the restriction unenforceable, a customer will be presumed to include any prospect (person or entity) who is in active negotiations or communication with the Company Group about doing business with it at the time Participant’s employment ends. The restrictions contained in Sections 3.2(b) and (c) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customer and Covered Worker are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.
    d.    Business Relationship Interference. The Participant will not, directly or indirectly through providing assistance to others, knowingly interfere with the Company Group’s ongoing (or where allowed by law, prospective) business relationship with a supplier, distributor, or vendor that the Company Group has a reasonable expectation of doing business with, and that the Participant had material contact or involvement with or gained knowledge of through the Participant’s role with the Company Group in the Look Back Period, by soliciting, inducing or otherwise encouraging the supplier, distributor, or vendor to cease or reduce doing business with the Company Group or to give a valuable business opportunity to a Competitor.
Section 4    Remedies.
4.1    The Company and the Participant agree that the provisions of this Exhibit B do not impose an undue hardship on the Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company Group provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company Group would not issue Restricted Stock Units to the Participant if the Participant did not agree to the provisions of this Exhibit B; that the provisions of this Exhibit B are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit B. Except where otherwise expressly indicated, Participant’s obligations under this Exhibit B are severable and/or subject to reformation or partial enforcement. Except where otherwise expressly indicated, Participant’s obligations under this Agreement are severable and/or subject to reformation or partial enforcement. In the event that a court determines that any provision of this Exhibit B is unreasonably broad or extensive (such as to time, scope or geography), the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed for the protection of the Company Group’s interests and prevention of irreparable harm which is the express intent of the parties. If, despite the forgoing, any provision of this Agreement is by a court or arbitrator of competent jurisdiction determined to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. The period of time during which the provisions of Section 3.2 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company Group’s application for injunctive relief.

4.2    In the event the Plan Administrator has reason to believe Participant has engaged in any Competitive Activities, or is pursuing a course of conduct that threatens to violate the Restrictive Covenants, the Company Group shall have the right to suspend the vesting schedule with respect to any unvested RSUs until it determines that a violation has occurred and/or that any threatened violation has been resolved so as to longer be a threat. The type of harm to the Company Group caused by a violation of the Restrictive Covenants cannot be fully measured and remedied through monetary damages and would be irreparable in nature. Accordingly, in addition to the forgoing, the Company Group shall retain all rights and remedies available in law or equity to enforce the restrictions and obligations that Participant has committed to in Exhibit B.
4.3 Participant’s Commitment to Avoid Competitive Activities and the terms of this Agreement awarding RSU’s to Participant are mutually dependent, material terms. Accordingly, in the event the enforceability of the Restrictive Covenants are challenged by Participant and found by court or arbitrator of competent jurisdiction to be void or unenforceable in any part deemed material by the Company Group, then the Company Group shall have the right to demand and receive from Participant within 10 business days of the Company Group’s request to the Participant, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs or shares of Company Common Stock issued in settlement of the RSUs.
Section 5.    Limitations.
a.    Notwithstanding anything in this Exhibit B to the contrary, nothing herein prohibits the Participant from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Participant is not a controlling person of, or a member of a group that controls, such business that is a Competitor, and further provided that the Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Participant provides written assurances regarding the non-competitive nature of Participant’s position that are satisfactory to the Company Group and Participant remains employed solely in such non-competitive entity or unit during the pendency of the restrictions in Section 3.2(a). Nothing herein is intended to be or is to be construed as a prohibition against general generic advertising of a company’s products, services or job openings to the public such as “help wanted” ads that are not targeted at the Company Group. Where (and only where) a different form of geographic limitation is required by applicable law for enforcement, the covenants in Section 3.2 (b) through (d) will be considered limited to the Territory.
b.    It is the intent of the Company Group to apply Exhibit B in a manner that does not violate any law that is deemed to be the controlling law for the parties with respect to the obligations in the Agreement. CALIFORNIA: If Participant is a resident of California, and when Participant last worked for CMLP or any other Subsidiary, Participant primarily resided and worked in California, Section 3.2 in this Exhibit B and Sections 6(m) (Applicable Law; Venue) and (n) (Waiver of Jury Trial) in the Agreement shall not apply to them. However, any conduct relating to the solicitation of Company Group’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times. DISTRICT OF COLUMBIA: If the Company Group is deemed to operate in the District of Columbia and when Participant last worked for the Company or any of its Subsidiaries, Participant worked for it in the District of Columbia, then nothing in Exhibit B will be applied to prohibit Participant from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Participant’s own business. However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret (as defined in the Uniform Trade Secrets Act) will remain prohibited.
c.    Nothing in this Agreement prohibits the Participant from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Commission, or Department of Labor) an event that the Participant reasonably and in good faith believes is a violation of law, requires notice to or approval from the Company Group before doing so, or prohibits the Participant from cooperating in an investigation conducted by such a government agency. The Participant acknowledges notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order.

Exhibit C

Form of Stock Option Award Agreement

See attached.

Form of
Participant Stock Option Agreement
This Participant Stock Option Agreement (the “Agreement”), by and between Core & Main, Inc., a Delaware corporation (the “Company”), and the Participant whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Participant in accordance with Section 7(o). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
WHEREAS, the Company has adopted the Plan to provide equity-based incentive awards to eligible employees and service providers to encourage them to maintain shareholder value, act consistent with the interest of the Company’s shareholders, deliver outcomes and/or continue in the service of the Company and the Subsidiaries; and
WHEREAS, the Participant’s participation in the terms of the Plan and this Agreement through acceptance of Options is entirely voluntary, and is not a term and/or condition of employment, and is not compensation for services rendered, but is intend an award granted on a discretionary basis to align the Participant’s interests with those of the Company’s shareholders and is an award that the Participant is free to decline at the Participant’s discretion.
The Company and the Participant hereby agree as follows:
Section 1.Grant of Options
(a)Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date set forth on Exhibit A hereto (the “Grant Date”), its grant to the Participant of the number of options to purchase Shares as set forth on Exhibit A hereto (the “Options”). The Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
(b)Option Price. The Option Price for each Share covered by the Options is the price set forth on Exhibit A hereto.

(c)Restrictive Covenants. The Participant acknowledges and recognizes that an important purpose of this Agreement is to align the interests of the Participant with those of the shareholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s shareholders if the Participant is going to be allowed the opportunity to participate in the financial rewards that result from this Agreement and their relationship to the value of equity participation in the Company. In addition, the Participant acknowledges that an ancillary purpose consistent with protecting the interests of the shareholders arises with respect to the Participant because the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about the Company and one or more of the Subsidiaries’ businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company and one or more of the Subsidiaries. Accordingly, in consideration of the receipt of the Options, the Participant agrees to be bound by the covenants set forth in Exhibit B to this Agreement (the “Commitment to Avoid Competitive Activities Agreement”). The Participant further affirms and understands that he or she shall be required to comply with such restrictive covenants for the periods provided in the Commitment to Avoid Competitive Activities Agreement, to the extent permitted by applicable law, even if the Participant has not vested in or has forfeited all of the Options. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which the Participant and the Company or any of its Subsidiaries are or hereafter become parties. The Participant acknowledges and agrees that the Company would not have entered into this Agreement and issued the Options under this Agreement if the Participant did not agree to these covenants. The Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of competitive activities provided for in Exhibit B is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s shareholders.
Section 2.Vesting and Exercisability
(a)Vesting. Except as otherwise provided in Section 5 or Section 2(b) of this Agreement, the Options shall become vested, if at all, in the percentage(s), and on the vesting date(s) set forth on Exhibit A hereto (each, a “Vesting Date”); provided that if the Participant’s employment with the Company is terminated by reason of the Participant’s death or Disability (either, a “Special Termination”), all outstanding unvested Options held by the Participant shall vest, as of the effective date of such Special Termination.
(b)Qualifying Retirement.  If the Participant’s employment is terminated by reason of the Participant’s Qualifying Retirement (as defined below), at any time before all of the Participant’s Options have fully vested, all outstanding unvested Options that were granted at least six (6) months prior to the date of such termination shall immediately vest.  Any Options that do not vest in accordance with this Section 2(b) shall be forfeited immediately upon such termination. “Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 62 and completed at least 10 years of employment with the Company or a Subsidiary

(c)Discretionary Acceleration. The Administrator, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.
(d)Exercise. Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3. Options may only be exercised with respect to whole shares of Company Common Stock and must be exercised in accordance with Section 4.
(e)No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 2 or in Section 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Options and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.
Section 3.Termination of Options
(a)Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.
(b)Early Termination. If the Participant’s employment with the Company terminates for any reason, any Options held by the Participant that have not vested before the effective date of such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of employment and, if the Participant’s employment is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Participant following the effective date of a termination of employment shall remain exercisable until the first to occur of (i) the 90th day following the effective date of the Participant’s termination of employment (or the 180th day in the case of a Special Termination or Qualifying Retirement), (ii) the Normal Termination Date or (iii) the cancellation of the Options pursuant to Section 5, and if not exercised within such period the Options shall automatically terminate upon the expiration of such period. If on the first date of the periods set forth in Section 3(b)(i) through Section 3(b)(iii) the Options are not exercisable solely due to any of the restrictions set forth in Section 4(b)(A), (B) or (C), the Options will not expire until the earlier of the Normal Termination Date or the number of days in in which exercise of the Options would otherwise have been permitted immediately following the first date on which exercise of the Option ceases to be barred by any such restriction.

Section 4.Manner of Exercise
(a)General. Subject to such reasonable administrative regulations as the Administrator may adopt from time to time, the exercise of vested Options by the Participant shall be pursuant to procedures contained in the Plan and such other procedures established by the Administrator from time to time and shall include the Participant specifying in writing the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different requirements as may be specified by the Administrator. Unless otherwise determined by the Administrator, (i) on or before the Exercise Date the Participant shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or, so long as there is a public market for the Shares at such time, pursuant to a broker-assisted exercise program established by the Company, the Participant may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and paid promptly to the Company and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Administrator may require the Participant to furnish or execute such other documents as the Administrator shall reasonably deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.
(b)Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, (C) at any time that exercise of the Option would violate the Company’s insider trading policy and unless, if applicable, the Participant has obtained pre-trading clearance for the exercise and (D) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.
Section 5.Change in Control. In the event of a Change in Control, the treatment of any outstanding Options shall be governed by Article XIV of the Plan.
Section 6.Certain Definitions. As used in this Agreement, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:

“Agreement” means this Participant Stock Option Agreement, as amended from time to time in accordance with the terms hereof.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.
“Company” means Core & Main, Inc., provided that for purposes of determining the status of Participant’s employment with the “Company,” such term shall include the Company and/or any of the Subsidiaries that employ the Participant.
“Participant” means the grantee of the Options, whose name is set forth on Exhibit A hereto; provided that for purposes of Section 4 and Section 7, following such person’s death “Participant” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Participant” shall be deemed to include such person’s legal representative.
“Exercise Date” has the meaning given in Section 4(a).
“Exercise Price” has the meaning given in Section 4(a).
“Exercise Shares” has the meaning given in Section 4(a).
“Grant Date” has the meaning given in Section 1(a), which is the date on which the Options are granted to the Participant.
“Normal Termination Date” has the meaning given in Section 3(a).
“Option” means the right granted to the Participant hereunder to purchase one share of Company Common Stock for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.
“Option Price” means, with respect to each share of Company Common Stock covered by an Option, the purchase price specified in Section 1(b) for which the Participant may purchase such share of Company Common Stock upon exercise of an Option.
“Plan” has the meaning given in the preamble to this Agreement.
“Special Termination” has the meaning given in Section 2(a).

Section 7.Miscellaneous.
(a)Withholding. The Company or one of the Subsidiaries shall require the Participant to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.
(b)No Rights as Stockholder; No Voting Rights. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Options until the exercise of the Options and delivery of the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares.
(c)No Right to Awards. The Participant acknowledges and agrees that the grant of any Options (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and the Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of the Subsidiaries to offer any Options or other Awards in the future.
(d)No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.
(e)Non-Transferability of Options. The Options may be exercised only by the Participant, or, following the Participant’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than, upon the Participant’s death, by designation of a beneficiary pursuant to Section 7(m), will or by the laws of descent and distribution to the estate of the Participant or with the Company’s consent. Any purported transfer in violation of this Section 7(e) shall be void ab initio.
(f)Forfeiture of Awards. The Options granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity, including a material breach of Exhibit B hereto) as may be adopted by the Administrator or the Board from time to time and communicated to the Participant or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(g)Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Options via Company website or other electronic delivery.
(h)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(i)    Waiver; Amendment; Notice.
(i)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Participant and the Company.
(iii)Notice. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Company’s General Counsel at his principal office location, with a copy to the Company’s Chief Human Resources Officer at her principal office location, or to the Participant at the Participant’s principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two (2) days after it is issued.
(j)Assignability. Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party.

(k)Applicable Law; Venue. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference) that can be pursued or enforced in a court of law, shall be brought in the U.S. District Court for the District of Delaware or in any other court of competent subject matter jurisdiction located in the State of Delaware. The Company and the Participant, each hereby submits to the exclusive jurisdiction of the courts of proper subject matter jurisdiction located in Delaware (the “Chosen Venue”), consents to the exercise of personal jurisdiction over them by such courts, and irrevocably waives (a) any objections which they may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement that can be pursued in a court of law in the Chosen Venue; and (b) any claim that any such suit, action, or proceeding brought in the Chosen Venue has been brought in any inconvenient forum.
(l)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 7(l).
(m)Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
(n)Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(o)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(p)Acceptance of Options and Agreement. The Participant has timely indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company on Exhibit A hereto (or as otherwise instructed by the Company in writing or via the Participant’s stock plan portal). The Participant acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Options under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Options is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

Exhibit A to
Participant Stock Option Agreement

Participant:
Grant Date:*
Options granted hereby:*
Option Price:	$

Vesting Date	Percentage Vesting on such Vesting Date
1st anniversary of Vesting Date	33.33%
2nd anniversary of Vesting Date	33.33%
3rd anniversary of Vesting Date	33.33%

* Important Notice to Participant: Pursuant to Section 7(p) of this Agreement, this grant of Options is conditioned upon the Participant’s timely acceptance of the terms of this Agreement. Accordingly, unless the Participant affirmatively accepts this Award within 90 days of the Grant Date (as specified in the Participant’s personal Fidelity portal) or another time period directed by the Company to the Participant in writing (or in the Participant’s personal Fidelity portal), this Agreement shall be void ab initio and the Participant shall not be entitled to receive the Options and shall have no rights under this Agreement whatsoever.

Exhibit B to
Participant Stock Option Agreement
Commitment to Avoid Competitive Activities
Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Participant Stock Option Agreement to which this Commitment to Avoid Competitive Activities Agreement is attached.
The Participant acknowledges that as an individual being presented with the opportunity to share in the growth and value of the Company through Options, it is important to avoid certain activities that would be detrimental to the Company’s business and its potential value to shareholders while engaged to provide services to Core & Main LP (“CMLP”) or any other Subsidiary and for a reasonable period of time thereafter. The Participant agrees that it is reasonable for the Company to require a commitment from the Participant of this nature to allow the Participant to participate in the Plan and retain the benefits of the Options. Accordingly, the Participant agrees that any activity or conduct by the Participant that violates one of the restrictions or obligations provided for in Sections 1 and 3 of this Exhibit B (the “Restrictive Covenants”) will be considered a Competitive Activity violation.
Section 1    Confidential Information.
1.1    The Participant will honor all agreements with CMLP, the Company and/or any of the Company’s other Subsidiaries (collectively, the “Company Group”) regarding maintaining the confidentiality of information that qualifies as contractually protected “Confidential Information”, protect and preserve the value of the Company Group’s trade secrets and proprietary information to the Company Group (irrespective of whether the same is also covered by the contractual definition of Confidential Information), and comply with the Company Group’s policies and directives regarding the handling of the Company Group’s records, files, computer system access, materials and property at all times. To the extent the Participant is not otherwise subject to another contractual agreement with the Company Group covering Confidential Information, the Participant agrees that until such time as the Confidential Information is readily available publicly (other than as a result of disclosure by the Participant), the Participant shall not disclose Confidential Information to any person or use, copy, download, upload or transfer any Confidential Information, whether or not created in whole or in part by the efforts of the Participant, and regardless of whether the Participant is still employed by the Company Group. The Participant will only disclose or use, copy, download, upload or transfer such Confidential Information as is required by law or as necessary in the performance of the Participant’s duties on behalf of the Company Group. If Participant is subject to another contractual agreement that defines what constitutes the Company’s “Confidential Information”, that definition shall control. Absent such a controlling definition, it is understood “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company Group’s businesses that Participant acquires or gains access to during their employment that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, Confidential Information is understood to include: (1) trade secrets; (2) any information Participant has reason to know that the Company Group treats as confidential for any purpose; (3) unpublished financial records; (4) all business plans and marketing strategies; (5) information concerning existing and prospective markets, suppliers and customers; (6) information concerning the development of new products, services, or promotional lines; (7) technical and nontechnical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; (8) sales information or events; (9) customer account information; (10) vendor pricing agreements; (11) marketing and forecasting information and strategies; and (12) unpublished pricing, proposals, plans, including fees, costs and pricing structures, underlying pricing-related variables such as cost, volume discounting options, and profit margins; and (13) information concerning existing and prospective clients, distributors, agents, suppliers, and customers and other information related thereto.
1.2    The Participant’s obligations under this Section 1 are indefinite in term until such time as such Confidential Information has become public knowledge other than as a result of Participant’s breach of this Section 1 or breach by those acting in concert with Participant or on Participant’s behalf; provided, however, if applicable law requires a time limit to be place on the restrictions in Section 1 for the restriction to enforceable, then this restriction on Participant’s use of Confidential Information that is not a trade secret will expire two (2) years after Participant’s employment or other association with the Company Group ends. This time limit will not apply to Confidential Information that qualifies as a trade secret as trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.
Section 2    Return of Company Property.
2.1    The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation: memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company, and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company request and in any event upon the termination of the Participant’s employment with the Company Group. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company request.

Section 3    Noncompetition and Nonsolicitation.
3.1    Avoidance of Competition and Other Competitive Acts During Engagement.
While employed or otherwise engaged as an individual to provide services to the Company Group (as an employee, consultant, or otherwise), the Participant will comply with each of the restrictions and obligations below.

a.    The Participant will comply at all times with the Participant’s duty of loyalty to the Company Group as an employee or agent of the Company Group placed in a position of special trust and confidence which shall be understood to include, but not be limited to,
(i) an obligation not to engage or participate in the business of, or become employed with a Competitor as an employee, owner, member, partner, consultant, director or otherwise, without the express written consent of the Company Group,
(ii) an obligation not to interfere with or otherwise knowingly cause harm to the Company Group’s ongoing or prospective business relationship with a Company Group employee, consultant or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company Group or that the Company Group has a reasonable expectation of doing business with, and
(iii) and to inform the Company Group of business opportunities that fall within the Company Group’s lines of business and not pursue them for personal gain separate from the Company Group without the Company Group’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company Group policies.
b.    The Participant will not knowingly participate in or pursue activities that harm the value of the Company Group’s intellectual property and will honor all agreements with the Company Group concerning the ownership and protection of proprietary works and intellectual property. The Participant will be responsible for understanding, complying with, and implementing the Company Group’s confidential and proprietary information policies and guidelines published by the Company Group as they apply to the Participant’s position and area of accountability at the Company Group.
c.    The “Business” of the Company Group is the distribution of water, sewer, storm drainage, fire protection, and geosynthetics products and related services (each individually a “line of Business”). The Company Group competes directly with persons and entities engaged in the Business on a local and national scope. The term “Competitor” means any person or entity engaged in the developing, marketing or selling of any product(s) or service(s) the Company Group is developing, marketing or selling or has plans to develop, market or sell at the time of the Participant’s termination of employment, in which the Participant had involvement or about which the Participant was provided Confidential Information during the last two years of their employment with CMLP or any other Subsidiary (or such shorter period of time as Participant is employed)(the “Look Back Period”). For avoidance of doubt, if the Participant is a senior officer of CMLP or any other Subsidiary, it is presumed the Participant was provided Confidential Information about all of the Company Group’s lines of business.
3.2    Avoidance of Competition and Other Detrimental Acts After Vesting.
The Participant will comply with the following restrictions for a period of one (1) year after Participant’s employment or other services engagement with CMLP or any of the

Subsidiaries ends, or a period of four years after all Options covered by this Agreement have fully vested, whichever period ends earlier (“Restricted Period”):
a.    Noncompete. The Participant will not, anywhere within the Territory, directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Competitor: (i) provide, supervise or manage services that are the same as or similar in function or purpose to the services the Participant provided to the Company Group during the Look Back Period; (ii) assist in the development or improvement of a competing product or service; or (iii) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor. The term “Territory” as used in this Exhibit B will depend upon Participant’s position as follows: (x) if Participant is in a position where Participant’s responsibilities are not geographically limited to an assigned location or territory or where Participant is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, senior management positions, administrative leadership positions, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (y) if Participant is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Participant during the Look Back Period; and (z) in the event that neither (x) or (y) apply, then the Territory is the county or counties that Participant performed services in or on behalf of the Company Group during the Look Back Period.
    b.    Worker Nonsolicit. The Participant will not, directly or indirectly through providing assistance to others, knowingly: (i) participate in soliciting or communicating (verbally, electronically, or in other written form) with a Covered Worker for the purpose of persuading the Covered Worker to go to work for a Competitor or to end or modify the Covered Worker’s relationship with the Company Group, or (ii) assist a Competitor in efforts to hire a Covered Worker away from the Company Group. A “Covered Worker” means an employee or individual worker engaged as an independent contractor of Company Group that the Participant works with, gains knowledge of or is provided Confidential Information about in the Look Back Period. A worker who resigns will continue to be considered a Covered Worker for a period of six months after the worker’s employment or other engagement with the Company Group ends except where doing so would make this restriction unenforceable.
    c.     Customer Nonsolicit. The Participant will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of (or for the benefit of) a Competitor: (i) solicit, assist in soliciting, or facilitate the solicitation of, competing business from a customer of the Company Group that the Participant had material contact or involvement with or was provided Confidential Information about during the Look Back Period (“Covered Customer”); or (ii) interfere with the Company Group’s business relationship with any such Covered Customer. Material interaction is presumed present if Participant participated in or supervised communications with the customer (other than through mass mailings or cold calls) or received commissions, bonuses, or other beneficial credit or attribution for business done with the customer. Unless it would make the restriction unenforceable, a customer will be presumed to include any prospect (person or entity) who is in active negotiations or communication with the Company Group about doing business with it at the time Participant’s employment ends. The restrictions contained in Sections 3.2(b) and (c) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customer and Covered Worker are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.
    d.    Business Relationship Interference. The Participant will not, directly or indirectly through providing assistance to others, knowingly interfere with the Company Group’s ongoing (or where allowed by law, prospective) business relationship with a supplier, distributor, or vendor that the Company Group has a reasonable expectation of doing business with, and that the Participant had material contact or involvement with or gained knowledge of through the Participant’s role with the Company Group in the Look Back Period, by soliciting, inducing or otherwise encouraging the supplier, distributor, or vendor to cease or reduce doing business with the Company Group or to give a valuable business opportunity to a Competitor
Section 4    Remedies.
4.1    The Company and the Participant agree that the provisions of this Exhibit B do not impose an undue hardship on the Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company Group provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company would not issue Options to the Participant if the Participant did not agree to the provisions of this Exhibit B; that the provisions of this Exhibit B are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit B. Except where otherwise expressly indicated, Participant’s obligations under this Exhibit B are severable and/or subject to reformation or partial enforcement. In the event that a court determines that any provision of this Exhibit B is unreasonably broad or extensive (such as to time, scope, or geography), the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed for the protection of the Company Group’s interests and prevention of irreparable harm which is the express intent of the parties. If, despite the forgoing, any provision of this Agreement is by a court or arbitrator of competent jurisdiction determined to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. The period of time during which the provisions of Section 3.2 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company Group’s application for injunctive relief.
4.2    In the event the Plan Administrator has reason to believe Participant has engaged in any Competitive Activities, or is pursuing a course of conduct that threatens to violate the

Restrictive Covenants, the Company Group shall have the right to suspend the vesting schedule with respect to any unvested Options until it determines that a violation has occurred and/or that any threatened violation has been resolved so as to longer be a threat. The type of harm to the Company Group caused by a violation of the Restrictive Covenants cannot be fully measured and remedied through monetary damages and would be irreparable in nature. Accordingly, in addition to the forgoing, the Company Group shall retain all rights and remedies available in law or equity to enforce the restrictions and obligations that Participant has committed to in Exhibit B.
4.3 Participant’s Commitment to Avoid Competitive Activities and the terms of this Agreement awarding Options to Participant are mutually dependent, material terms. Accordingly, in the event the enforceability of the Restrictive Covenants are challenged by Participant and found by court or arbitrator of competent jurisdiction to be void or unenforceable in any part deemed material by the Company Group, then the Company Group shall have the right to demand and receive from Participant within 10 business days of the Company Group’s request to the Participant, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Options.
Section 5.    Limitations.
a.    Notwithstanding anything in this Exhibit B to the contrary, nothing herein prohibits the Participant from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Participant is not a controlling person of, or a member of a group that controls, such business that is a Competitor, and further provided that the Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Participant provides written assurances regarding the non-competitive nature of Participant’s position that are satisfactory to the Company Group and Participant remains employed solely in such non-competitive entity or unit during the pendency of the restrictions in Section 3.2(a). Nothing herein is intended to be or is to be construed as a prohibition against general generic advertising of a company’s products, services or job openings to the public such as “help wanted” ads that are not targeted at the Company Group. Where (and only where) a different form of geographic limitation is required by applicable law for enforcement, the covenants in Section 3.2 (b) through (d) will be considered limited to the Territory.
b.    It is the intent of the Company Group to apply Exhibit B in a manner that does not violate any law that is deemed to be the controlling law for the parties with respect to the obligations in the Agreement. CALIFORNIA: If Participant is a resident of California, and when Participant last worked for CMLP or any other Subsidiary, Participant primarily resided and worked in California, Section 3.2 in this Exhibit B and Sections 7(k) (Applicable Law; Venue)

and (l) (Waiver of Jury Trial) in the Agreement shall not apply to them. However, any conduct relating to the solicitation of Company Group’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times. DISTRICT OF COLUMBIA: If the Company Group is deemed to operate in the District of Columbia and when Participant last worked for the Company or any of its Subsidiaries, Participant worked for it in the District of Columbia, then nothing in Exhibit B will be applied to prohibit Participant from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Participant’s own business. However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret (as defined in the Uniform Trade Secrets Act) will remain prohibited.
c.    Nothing in this Agreement prohibits the Participant from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Commission, or Department of Labor) an event that the Participant reasonably and in good faith believes is a violation of law, requires notice to or approval from the Company Group before doing so, or prohibits the Participant from cooperating in an investigation conducted by such a government agency. The Participant acknowledges notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order.

Exhibit D

Protective Covenant Agreement

See attached.

CONFIDENTIALITY, NON-SOLICITATION, AND NONCOMPETE AGREEMENT

THIS CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETE
AGREEMENT (“Agreement”) is by and between Michael G. Huebert (“Employee”) and Core & Main LP (“Employer”).

WHEREAS, Employee acknowledges that the business in which Employer is engaged is highly competitive, that Employer devotes a substantial amount of time and effort to the development and maintenance of Confidential Information (defined below) and that Confidential Information constitutes a valuable asset of Employer; and

WHEREAS, Employee will be provided with Confidential Information and may be responsible for developing and maintaining customer relationships and goodwill; and

WHEREAS, Employee receives training, experience, and expertise from Employer that make Employee’s services of special, unique and extraordinary value to Employer; and

WHEREAS, it would be detrimental to Employer for Employee to disclose Confidential Information or unfairly compete with Employer in a manner prohibited by this Agreement.

NOW, THEREFORE, as a condition of Employee’s employment with Employer, and in consideration of Employee’s employment, additional consideration in the form of participation in the Core & Main Inc. 2021 Omnibus Equity Incentive Plan and the receipt of equity (in any form) under the plan, Employee’s compensation, and the equipment, materials, facilities, resources, and Confidential Information (as defined below) that will be supplied to Employee, and for other good and valuable consideration, including that described herein, and the mutual promises contained herein, and intending to be legally bound, Employee and Employer agree as follows:

1.     Whereas Clauses.

The Whereas Clauses contained in the paragraphs above hereby are incorporated and made a part of this Agreement.

2.     Definitions.

(a)The term “Competitor” as used herein shall mean any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization, that provides or is planning to provide a product or service that competes with the products or services of Employer that Employee was involved in or was provided Confidential Information (defined below) about during the Look Back Period.

(b)The term “Covered Customer” as used herein shall mean any customer of Employer (i) with whom Employee had business-related contact or (ii) about which Employee received or learned Confidential Information during the Look Back Period.

(c)The term “Covered Employee” as used herein shall mean any employee of Employer that Employee worked with or received Confidential Information about during the Look Back Period.
(d)The term “Employer” as used herein shall mean Employer, its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

(e)The term “Look Back Period” as used herein shall mean (i) the last two (2) years of Employee’s employment with Employer as of the Termination Date (defined below), or such shorter period of time as Employee has been employed by Employer; or, if the foregoing period is not enforceable then, (ii) the last one (1) year of Employee’s employment with Employer as of the Termination Date.

(f)The term “Termination Date” as used herein shall mean the last day Employee actively performs services for Employer, regardless of the reason for Employee’s separation from employment with Employer, including any and all voluntary and involuntary reasons for termination.
(g)The term “Territory” as used herein will depend upon Employee’s position as of the Termination Date as follows: (i) if Employee is in a position where Employee’s responsibilities are not geographically limited to an assigned location or territory or where Employee is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, marketers, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (ii) if Employee is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Employee during the Look Back Period; and (iii) in the event that neither (i) or (ii) apply, then the Territory is the county or counties that Employee performed services in or on behalf of Employer during the Look Back Period.

3.     Confidential Information.

(a)Employee acknowledges that in the course of Employee’s employment with Employer, Employee will have access to and obtain Confidential Information concerning Employer, its businesses, customers and employees, which may be disclosed to Employee or which Employee may learn, observe, discover or otherwise acquire during, or as a result of, Employee’s employment by Employer and which may include, but is not limited to, information in any form (tangible or intangible) related to the business of Employer which Employer has not made public or authorized public disclosure of, and that is not generally known to the public through proper means, including, without limitation, any information, whether patentable, patented or not, relating to any Employer (1) trade secrets; (2) information Employee has reason to know that Employer treats as confidential for any purpose; (3) financial records; (4) sales information or events; (5) confidential products or promotional lines; (6) customer account information; (7) vendor pricing agreements; (8) marketing and forecasting information; (9) pricing, proposals, and plans; and (10) personal information of other employees, including their performance reviews and compensation information (collectively, “Confidential Information”). Private disclosure of otherwise Confidential Information to parties Employer is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Confidential Information shall, at all times, remain the sole, exclusive property of Employer.

(b)Employee further acknowledges and agrees that Employee will not, directly or indirectly, at any time during or after Employee’s employment with Employer (for so long thereafter as the information is maintained as Confidential Information), except in the course of performing Employee’s duties for Employer, disclose, disseminate, make available or use Employer’s Confidential Information. Employee further agrees not to make copies of such Confidential Information except as authorized by Employer.

(c)Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to compete wrongfully by sharing Confidential Information with a competitor about other employees’ compensation and benefits that Employee obtained through the course of employment with Employer for purposes of assisting such competitor in soliciting Employer’s employees.

(d)Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or Confidential Information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

4.     Noncompetition.

In order to protect, among other things, Employer’s interests and investment in Confidential Information, its relationships with its customers, vendors and other employees, and its goodwill, and as a material inducement to Employer to compensate Employee as well as provide Employee with additional benefits and other good and valuable consideration, Employee covenants and agrees that:

During Employee’s employment and for a period of one (1) year following the Termination Date, Employee will not, (i) for the benefit of a Competitor’s operations or sales within the Territory, directly or through others, alone or with others, individually or as an owner, operator, shareholder, principal, director, officer, consultant, partner, employee, contractor, or agent, (other than on behalf of Employer) provide services that are the same or similar in function or purpose to the services Employee provided to Employer during the Look Back Period; or (ii) provide such services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor.

Nothing in this Paragraph 4 shall prohibit Employee from passively investing in a publicly held business that competes with Employer provided Employee’s investment is less than 2% of the outstanding stock or market value of the business and Employee does not otherwise violate this Agreement.

5.     Non-Solicitation.

(a)If applicable to Employee, Employee will not during the term of Employee’s employment, other than in the performance of Employee’s work for Employer, and for the one (1) year period following the Termination Date, (i) participate, directly or through others, in soliciting or communicating with a Covered Customer of Employer for the purpose of soliciting business from a Covered Customer; or, (ii) for the benefit of a Competitor, request, induce, or advise any Covered Customer to withdraw, curtail, modify, or cancel their business with Employer.

(b)If applicable to Employee, Employee will not during the term of Employee’s employment with Employer and for the one (1) year period following the Termination Date (i) participate in soliciting or communicating with any Covered Employee to leave the employment of Employer; or, (ii) hire, attempt to hire, or assist in hiring any Covered Employee on behalf of a Competitor. This Paragraph 5(b) shall exclude any employee who performs only secretarial or clerical services.

(c)Paragraphs 5(a) and 5(b) are reasonably limited by geography to those locations where the Covered Customers and Covered Employees referred to are located, and if this is not sufficient for enforcement, then Paragraphs 5(a) and 5(b) are limited to the Territory.

6.     Return of Property.

All reports, manuals, memoranda, electronic information and data and other materials made available to Employee by Employer during the performance of Employee’s duties are the property of Employer, and Employee will use all such property exclusively for Employer’s benefit and will return it, including all copies, to Employer upon Employer’s request, and in any event, without the requirement of a request, on the Termination Date. Employee agrees to take reasonable security precautions and measures to maintain and protect the confidentiality of Confidential Information, and shall follow all policies and procedures of Employer regarding the handling, use, access, distribution, maintenance, and disclosure of Confidential Information.

7.     Tolling.

In the event Employee breaches any or all subparagraphs of Paragraphs 4 or 5 of this Agreement and Employer seeks injunctive relief to enforce those provisions, the time period for Employee’s obligations will be extended by one day for each day Employee’s violation thereof, up to a maximum of one (1) year, or to the extent permitted by law; however, this extension of time shall be capped so that the extension of time itself does not exceed the original one (1) year restriction, and if this extension would make the restriction unenforceable under applicable law it will not be enforced.

8.     Reasonableness of Restrictions /Severability.

(a)Employee agrees that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Employer’s legitimate protectable business interests, including, but not limited to, the protection of its Confidential Information and trade secrets. Employee agrees and acknowledges that the restrictions contained in this Agreement do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee further agrees and acknowledges that the potential harm to Employer of the non-enforcement of this Agreement outweighs any potential harm to Employee from its enforcement by injunction or otherwise. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible.

(b)If a court finds any provision, paragraph or subparagraph of this Agreement to be void or unenforceable in whole or in part, such a determination shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. The parties agree, however, that should a court construing this Agreement determine that any provision of the Agreement is overbroad or unenforceable, the court shall reform any overbroad or unenforceable provision in a manner that provides Employer with the greatest level of protection permissible by applicable law.

9.     Remedies.

Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agrees that Employer shall be entitled to injunctive relief in case of any such breach or threatened breach of this Agreement. Employee acknowledges and agrees that Employer may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement. Employee acknowledges and agrees that a violation of this Agreement would cause irreparable harm to Employer, and Employee covenants that Employee will not assert in any proceeding that a violation or further violation of this Agreement: (i) will not result in irreparable harm to Employer; or (ii) could be remedied adequately at law. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available for any such breach or threatened breach against Employee’s or any of Employee’s subsequent employers, which may also include, but not be limited to, contract damages, lost profits, and punitive damages.

10.     Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous communications, representations, arrangements or agreements, whether written or oral. However, Employee acknowledges that the provisions of this Agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing employment or other agreement with Employer. This Agreement does not replace or supersede any prior or existing employment or other agreement Employee has with Employer, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Employer the maximum protection provided by all agreements Employee has with Employer.

11.     Assignment.

This Agreement shall be binding and inure to the benefit of Employer, its successors and assigns, and to the benefit of Employee. Employer may assign this Agreement to any party, without the consent of Employee.

12.     Amendment; Waiver.

This Agreement only may be amended by a written agreement signed by Employee and the Chief Human Resources Officer for Employer (except as permitted by Paragraph 8(b)). No waiver of this Agreement will be effective unless it is in writing and signed by Employer’s Chief Human Resources Officer.

13.     Effectiveness of Agreement.

This Agreement shall be considered made on the date signed by Employee below which shall be the effective date of this Agreement unless entering into this Agreement was or is a condition of Employee’s initial employment in which case the terms of this Agreement are understood to be entered into and operative upon the inception of Employee’s employment (whether reduced to writing on that specific date or not). The obligations under this Agreement continue throughout the entire period of time Employee is employed by Employer, without regard to the business within Employer with which Employee is associated and these obligations will continue after and survive the end of Employee’s employment with Employer as described herein.

14.     Notice to Future Employers.

For the period of one (1) year immediately following the Termination Date, Employee agrees to inform each new prospective employer, prior to accepting employment, of the existence of this Agreement and provide that prospective employer with a copy of it. Employee also agrees that Employer has the right to inform any of Employee’s future employers of the existence of this Agreement and to provide any of Employee’s future employers with a copy of it. Employee hereby consents to the notification of Employee’s future employers of Employee’s rights and obligations under this Agreement and will not assert that Employer’s doing so constitutes actionable interference or wrongdoing.

15.     Governing Law and Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to its principles of conflicts of law. The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, or that are in any way directly or indirectly related to the subject matter covered in this Agreement or to any matter related to Employee’s employment with Employer, shall be tried and litigated exclusively in the courts of Missouri, specifically the courts located in St. Louis County. This choice of venue is intended by the parties to be mandatory and not permissive in nature. Therefore, the parties hereby waive any right to assert lack of personal jurisdiction or the doctrine of forum non conveniens or a similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this Paragraph. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT MISSOURI COURTS (SPECIFICALLY THOSE IN ST. LOUIS COUNTY) HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND EMPLOYER FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING CONCERNING THE MATTERS DESCRIBED IN THIS AGREEMENT.

16.     Attorneys’ Fees.

In the event a court determines that Employee has breached or threatened to breach this Agreement, Employee agrees to reimburse Employer for all attorneys’ fees and costs incurred by Employer to establish that breach or threatened breach, to obtain injunctive relief, and/or to otherwise enforce the terms of this Agreement. However, if Employee resides in and is subject to the law of a state that would convert this recovery of attorney’s fees provision into a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then this recovery of attorneys’ fees and costs provision shall not apply and each party will bear its or their own attorneys’ fees and costs.

17.     At-Will Statement.

Nothing in this Agreement shall be construed to create a term or tenure of employment or to alter or create limitations on either party’s right to terminate the employment relationship between Employer and Employee at either party’s discretion.

18. Reporting of Fraud or Waste.

Under Section 743 of the Consolidated and Further Continuing Appropriations Act, the U.S. Government is prohibited from using certain appropriated funds for a contract with any entity that requires employees or subcontractors to sign internal confidentiality agreements or statements that would prohibit or otherwise restrict such employees or subcontractors from lawfully reporting waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information. Accordingly, nothing in this Agreement—or in any other internal Employer confidentiality agreements, statements, or policies—prohibits or otherwise restricts Employee from lawfully reporting any waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information. The provisions contained in this Agreement that prohibit or restrict disclosing internal Confidential Information do not apply to communications by Employee lawfully seeking to report waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.

19.     Electronic Signatures.

Employee and Employer agree that Employee’s electronic signature included in this
Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. Employee may decline the use of an electronic signature and instead elect to sign a paper copy of this Agreement by hand in ink. Employer assents to and accepts this Agreement upon Employee providing Employee’s signature either electronically or by hand.

20. Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

Employee acknowledges that Employee has read and understands this Agreement, believes it to be reasonable, and is signing it voluntarily. Employee acknowledges that Employee’s obligations under this Agreement will not impose an unreasonable economic hardship on Employee and are reasonable and necessary to protect Employer’s legitimate business interests. Employee understands and agrees that Employee will continue to be bound by the provisions of this Agreement after Employee’s employment with Employer has ended.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date above written.

/s/ Michael G. Huebert
Name: Michael G. Huebert
Date: July 5, 2024